Exhibit 99.1

THIRD AMENDMENT TO TERMS AND CONDITIONS OF EMPLOYMENT

THIS THIRD AMENDMENT TO TERMS AND CONDITIONS OF EMPLOYMENT is entered into as of this 28th day of November, 2016 (the “Amendment Date”) by and between COMMERCIAL METALS COMPANY, a Delaware corporation (the “Employer”), and BARBARA R. SMITH (“Executive”).

RECITALS:

WHEREAS, the Employer and Executive originally entered into that certain Terms and Conditions of Employment (the “Agreement”), dated as of May 3, 2011, and further amended the Agreement as of May 29, 2015 and January 18, 2016; and

WHEREAS, the Employer and Executive desire to further amend the Agreement in recognition of Executive’s promotion to the position of President and Chief Operating Officer of the Employer effective January 11, 2017;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Executive agree to further amend the Agreement as follows:

1.    Sections 1. Purpose, 5. Duties and Responsibilities and 6(a) Salary, are hereby omitted in their entirety and the following revised Sections 1., 5. and 6(a) are hereby substituted therefor:

1.	Purpose. The purpose of the Agreement is to formalize the terms and conditions of Executive’s employment with the Employer as President and Chief Operating Officer effective January 11, 2017. This Agreement cannot be amended except by a writing signed by both Parties.

5.	Duties and Responsibilities. Effective January 11, 2017, (a) Executive shall diligently render her services to the Employer as President and Chief Operating Officer in accordance with the Employer’s directives, and shall use her best efforts and good faith in accomplishing such directives, and (b) Executive shall report to the Chief Executive Officer of the Employer. Executive agrees to devote her full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of the Employer, and shall not engage in any activities which will interfere with such efforts.

6.	a. Salary. Effective January 11, 2017, Executive shall receive an annual base salary of not less than $800,000.00 during the term of this Agreement. This salary may be increased at the sole discretion of Employer, and may not be decreased without Executive’s written consent. Notwithstanding the foregoing, the Executive may voluntarily decrease her salary at any time.

2.    No Other Modifications. Except to the extent specifically amended as provided herein, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect for any and all purposes. From and after the date hereof, any and all references to the Agreement shall refer to the Agreement as hereby amended.

3.    Binding Agreement. The provisions of this Amendment shall be binding upon and inure to the benefit of the heirs, representatives, successors and permitted assigns of the Parties.

4.    Authority. The Parties represent and warrant that they have the requisite authority to bind the party on whose behalf they are signing.

5.    Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment. Either party may deliver its signature to the other via facsimile or electronic (PDF) transmission, and any signature so delivered shall be binding on the delivering party.

6.    Voluntary Amendment. The Parties have read this Amendment, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EMPLOYER

COMMERCIAL METALS COMPANY

/s/ Joseph Alvarado
Joseph Alvarado,
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Barbara R. Smith
Barbara R. Smith